UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 18, 2014

STATION CASINOS LLC

(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

As previously announced, effective March 1, 2013, the Company,  as borrower, entered into a credit agreement (the “Credit Agreement”) with Deutsche Bank AG Cayman Islands Branch, as administrative agent, and the other lenders party thereto, pursuant to which the Company received approximately $1,625 million in aggregate principal amount of term loans and a $350 million revolving credit facility.  On March 18, 2014, the Company, the Station Parties (as defined therein), Deutsche Bank AG Cayman Islands Branch, as administrative agent, and the lenders party thereto entered into that certain First Amendment to Credit Agreement (the “Amendment”).  Pursuant to the terms of the Amendment and in accordance with the Credit Agreement, the lenders party to the Amendment, being all Lenders then party to the Credit Agreement, agreed to the following modifications of the Credit Agreement: (A) the definition of “Applicable Rate” was amended to reduce the margin for (i) eurodollar rate loans from 4.00% to 3.25% and (ii) base rate loans from 3.00% to 2.25%; and (B) the period during which a one percent (1.00%) premium may be charged by the Lenders upon the occurrence of an amendment or refinancing that has the effect, among other things, of reducing the effective interest rate applicable to the term loans, was extended to the one (1) year anniversary of the Amendment.  All other terms and conditions of the Credit Agreement remain the same.

The foregoing description is qualified in its entirety by reference to the full text of the Amendment, filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.                                        Financial Statements and Exhibits

(d)           Exhibits

The following material is being furnished as an exhibit to the Current Report on Form 8-K.

Exhibit Number	Description
10.1.

First Amendment to Credit Agreement dated as of March 18, 2014, by and among Station Casinos LLC, as borrower, the Station Parties (as defined therein) parties thereto, Deutsche Bank AG Cayman Islands Branch, as administrative agent, and each Lender (as defined therein) party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos LLC

Date: March 21, 2014	By:	/s/ Marc J. Falcone
Marc J. Falcone
Executive Vice President, Chief Financial
Officer and Treasurer